Crystal River Capital, Inc.
Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281-1010

FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 8, 2007

Crystal River’s management will host a dial-in teleconference to review its third quarter 2007 financial results on November 9, 2007, at 9:00 a.m. (EST). The teleconference can be accessed by dialing 888-713-3592 or 913-312-0679 (International). A replay of the recorded teleconference will be available through November 23, 2007. The replay can be accessed by dialing 888-203-1112 or 719-457-0820 (International) and entering passcode 1322046. A live audio webcast of the call will be accessible on the Company's website, www.crystalriverreit.com, via a link from the Investor Relations section. A replay of the audio webcast will be archived in the Investor Relations section of the Company's website.

CRYSTAL RIVER REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

NEW YORK, NY—November 8, 2007—Crystal River Capital, Inc. (“Crystal River” or the “Company”) (NYSE: CRZ) today announced its financial results for the quarter ended September 30, 2007.

Third Quarter Highlights

($ in millions,	Three Months Ended
except per share data)	September 30, 2007	June 30, 2007	September 30, 2006

Revenues	$64.7	$62.6	$55.6

Net income (loss)	$(93.9)	$(9.1)	$11.3
Per share	$(3.76)	$(0.36)	$0.50

Net investment income (1)	$23.6	$21.2	$16.2
Per share	$0.94	$0.85	$0.72

Operating earnings (1)	$20.2	$17.0	$12.9
Per share	$0.81	$0.68	$0.57

Dividends declared per share	$0.68	$0.68	$0.60

(1) Defined below

•	Increased net investment income per share by 11% to $0.94 from the second quarter of 2007
•	Increased operating earnings per share by 19% to $0.81 from the second quarter of 2007; operating earnings were at highest level since Company’s formation in 2005
•	Estimated REIT taxable income per share totaled $0.78 in the third quarter of 2007
•	Net loss of $93.9 million included non-cash impairment charges totaling $81.3 million
•	Adjusted book value of $15.25 per share and GAAP book value of $12.29 per share at September 30, 2007

“Our primary focus in the third quarter was a combination of deleveraging the balance sheet by divesting lower-yielding Agency MBS, increasing available cash, and reinvesting into higher-yielding asset opportunities,” said Clifford Lai, President and Chief Executive Officer of Crystal River. “Our ability to reallocate capital from lower-yielding to higher-yielding investments will be a key to continued earnings growth in an environment where issuing debt and raising capital are challenging. Our operating earnings and net investment income increased in the period as a result of the cumulative effects of prior investment activity.”

THIRD QUARTER FINANCIAL SUMMARY

Revenues for the quarter ended September 30, 2007 increased to $64.7 million, from $62.6 million in the second quarter of 2007. Net investment income (defined below) for the quarter ended September 30, 2007 increased to $23.6 million, or $0.94 per share, up from $21.2 million, or $0.85 per share, in the second quarter of 2007. Operating earnings (defined below) for the quarter ended September 30, 2007 increased to $20.2 million, or $0.81 per share, up from $17.0 million, or $0.68 per share, in the second quarter of 2007.

The net loss for the quarter ended September 30, 2007 totaled $93.9 million, or $3.76 per share, compared to a net loss of $9.1 million, or $0.36 per share, in the second quarter of 2007, and net income of $11.3 million, or $0.50 per share, for the third quarter of 2006. The primary contributor to the net loss was a non-cash impairment charge of $81.3 million.

Of the total impairment charge, $38.3 million was taken in accordance with accounting rule EITF 99-20, and is primarily attributable to the decline in projected yields related to changes in the Company’s cash flow assumptions on underlying assets. An additional $33.7 million in impairments relate to other than temporary declines in market values and are primarily a consequence of wider yield spreads affecting the mark to market of the residential mortgage-backed securities. An impairment charge of $9.3 million was taken for unrealized losses on the Company’s commercial mortgage-backed securities (“CMBS”) securities designated for possible sale. This non-cash impairment charge represents mark to market changes due to an increase in yield spreads since the purchase of these securities.

The following table details the Company’s impairment charges by type and by sector for the quarter ended September 30, 2007:

		Impairments
($ in millions)	Carrying Value	EITF 99-20	Other than temporary declines in market values		Designated for possible sale

CMBS	$468.0	$(11.1)	$	―	$(9.3)
Prime RMBS (1)	144.6	(0.6)		(16.4)	―
Sub-prime RMBS	79.5	(26.6)		(14.2)	―
Preferred stock	1.7	―		(3.1)	―
Total	$693.8	$(38.3)		$(33.7)	$(9.3)

(1)	Residential mortgage-backed securities (“RMBS”)

Revenues for the nine months ended September 30, 2007 increased 30% to $185.1 million compared to revenues of $142.1 million for the nine months ended September 30, 2006. Net investment income for the nine months ended September 30, 2007 increased 49% to $63.3 million compared to net investment income of $42.4 million for the nine months ended September 30, 2006. Operating earnings for the nine months ended September 30, 2007 increased 55% to $52.0 million, or $2.08 per share, compared to operating earnings of $33.6 million, or $1.75 per share, for the nine months ended September 30, 2006. The net loss for the nine months ended September 30, 2007 totaled $95.5 million, or $3.82 per share, compared to net income of $32.7 million, or $1.71 per share, for the nine months ended September 30, 2006. The primary contributor to the net loss was a non-cash impairment charge of $104.0 million.

Net Investment Income Margin

The Company increased its net investment income margin to 2.14% at September 30, 2007 from 1.65% at June 30, 2007, representing a mid-teens return on equity. The increase was a result of higher asset yields which more than offset increased liability costs. The following table summarizes the Company’s asset yield, liability cost and net investment income margin:

	September 30, 2007	June 30, 2007	September 30, 2006
Asset yield	7.39%	6.79%	6.11%
Liability cost	5.25%	5.14%	4.79%
Net investment income margin	2.14%	1.65%	1.32%

THIRD QUARTER PORTFOLIO REVIEW

Total Investment Portfolio at September 30, 2007

The following table summarizes the Company’s investment portfolio at September 30, 2007 and at June 30, 2007:

	September 30, 2007		June 30, 2007
($ in millions)	Carrying Value	% Total	Carrying Value	% Total
Available for sale securities
Agency MBS (1)	$1,423.6	54.3%	$2,369.2	63.3%
CMBS	468.0	17.8%	510.9	13.6%
Prime RMBS	144.6	5.5%	168.0	4.5%
Sub-prime RMBS	79.5	3.0%	113.4	3.0%
ABS (2)	20.2	0.8%	42.0	1.1%
Preferred stock	1.7	0.1%	3.4	0.1%
Direct Real estate loans
Construction loans	25.3	1.0%	20.5	0.5%
Mezzanine loans	31.8	1.2%	31.9	0.9%
Whole loans	155.8	5.9%	213.5	5.7%
Real Estate Finance Fund	34.6	1.3%	35.3	1.0%
Commercial real estate-owned	236.9	9.0%	212.2	5.7%
Alternative investments	1.6	0.1%	23.4	0.6%
Total	$2,623.6	100.0%	$3,743.7	100.0%

(1) Agency mortgage-backed securities (“MBS”)
(2) Asset-backed securities (“ABS”)

The table below details the impact of purchases and sales, principal paydowns, amortizations and mark to market adjustments on our available for sale securities during the third quarter of 2007:

					Mark-to-Markets
($ in millions)	Carrying Value 6/30/2007	Purchases/ (Sales)	Principal Paydowns	(Prem.)/ Disc. Amortization	Impairments		OCI (1)	Carrying Value 9/30/2007
Agency MBS	$2,369.2	$(870.8)	$(83.6)	$(0.7)	$	―	$9.5	$1,423.6
CMBS	510.9	26.3	―	1.6		(20.4)	(50.4)	468.0
Prime RMBS	168.0	―	(6.4)	3.3		(17.0)	(3.3)	144.6
Sub-prime RMBS	113.4	―	(0.4)	2.7		(40.8)	4.6	79.5
ABS	42.0	(15.7)	(4.8)	0.3		―	(1.6)	20.2
Preferred Stock	3.4	―	―	―		(3.1)	1.4	1.7
Total	$3,206.9	$(860.2)	$(95.2)	$7.2		$(81.3)	$(39.8)	$2,137.6

(1) Other Comprehensive Income (“OCI”)

The table below summarizes the breakdown of our available for sale securities between assets held by non-recourse securitization subsidiaries and assets held directly at September 30, 2007:

($ in millions)	Securitized Assets		Unsecuritized Assets	Consolidated Carrying Value
Agency MBS	$	―	$1,423.6	$1,423.6
CMBS		346.8	121.2	468.0
Prime RMBS		76.6	68.0	144.6
Sub-prime RMBS		42.7	36.8	79.5
ABS		―	20.2	20.2
Preferred Stock		―	1.7	1.7
Total		$466.1	$1,671.5	$2,137.6

Commercial Real Estate (“CRE”) Investment Portfolio

Crystal River remains focused on shifting the balance sheet towards longer-term, commercial real estate assets that can be funded with longer-term debt. As part of this investment strategy, the Company purchased Arlington Contact Center, a high-quality office building located in Arlington, Texas, that comprises approximately 172,000 rentable square feet. The building is 100% leased on a triple-net basis for 20 years to JPMorgan Chase. The transaction amount was approximately $26 million, and was financed with a long-term fixed rate mortgage loan. The building was acquired from the Brookfield Real Estate Opportunity Fund, an affiliate of Brookfield Asset Management Inc. The transaction closed on September 25, 2007.

Commercial real estate portfolio at September 30, 2007:

Location	Tenant	Year of Expiry	Total Area (000s Sq.Ft.)	Book Value (1) (millions)	Debt (millions)	Net Book Equity (millions)
Houston, Texas	JPMorgan Chase	2021	428.6	$62.7	$53.4	$9.3
Arlington, Texas	JPMorgan Chase	2027	171.5	22.0	20.9	1.1
Phoenix, Arizona	JPMorgan Chase	2021	724.0	155.2	145.1	10.1
Total			1,324.1	$239.9	$219.4	$20.5

(1)	Book Value includes intangible assets and intangible liabilities, but excludes rent enhancement receivables

Real Estate Loan Investment Portfolio

At September 30, 2007, Crystal River’s real estate loan portfolio, which consists of mezzanine loans, B Notes, construction loans and whole loans, totaled $212.9 million and had a weighted average interest rate of 7.6%. During the quarter, the Company sold $55.3 million in whole loans. The Company’s real estate loan portfolio continues to perform at or above expectations.

Real estate loan portfolio at September 30, 2007:

			Weighted Average
($ in millions)	# of Loans	Carrying Value	Interest Rate	Years to Maturity
Whole loans	15	$155.8	6.3%	6.5
Construction loans	2	25.3	12.7%	0.8
Mezzanine loans	3	31.8	9.9%	7.4
Total Real Estate Loans	20	$212.9	7.6%	6.0

Commercial Mortgage-Backed Securities (“CMBS”) Investment Portfolio

At September 30, 2007, Crystal River’s CMBS portfolio totaled $468.0 million. Pursuant to its investment strategy, Crystal River continued to increase its CMBS allocation during the quarter with the purchase of approximately $26.3 million of securities.

The Company’s CMBS portfolio had an average credit rating of BB-. The weighted average debt service coverage ratio (“DSCR”), which measures the amount of cash flow available to meet annual interest and principal payments on debt, was 1.54 and the weighted average loan-to-value ratio (“LTV”) ratio was 68.6%. Mark to market adjustments during the third quarter of 2007 totaled $(70.8) million.

CMBS portfolio at September 30, 2007:

			Weighted Average
($ in millions)	Amortized Cost	Carrying Value	Book Yield (1)	Term (yrs)
BBB	$252.0	$215.4	6.4%	9.1
BB	154.6	130.2	8.5%	9.2
B	78.1	66.5	12.1%	10.3
Not rated	70.5	55.9	16.3%	10.9
Total CMBS	$555.2	$468.0	9.0%	9.8

(1) Book yield is the internal rate of return which is the rate of interest that equals the estimated periodic future cash flows based on amortized cost.

Agency Mortgage-Backed Securities (“MBS”) Investment Portfolio

Agency MBS are securities that have been guaranteed by an agency of the U.S. government (Ginnie Mae) or by U.S. government sponsored enterprises (Fannie Mae and Freddie Mac). Owners of Agency MBS are guaranteed the timely payment of principal and interest, which gives the securities the equivalent of an AAA credit rating, the highest rating available. The Company’s Agency MBS are hybrid adjustable rate securities where the underlying mortgages have an initial fixed-rate period for either three years or five years. Following that initial fixed interest rate period, the loans usually reset every month.

At September 30, 2007, Crystal River’s Agency MBS portfolio totaled $1,423.6 million. During the quarter, the Company sold $876.5 million of Fannie Mae and Freddie Mac Agency MBS. Mark to market adjustments during the third quarter of 2007 totaled $9.5 million.

Agency MBS portfolio at September 30, 2007:

			Weighted Average
($ in millions)	Amortized Cost	Carrying Value	Book Yield	Term to Reset (yrs)
3/1 hybrid adjustable rate	$334.8	$336.1	5.1%	1.6
5/1 hybrid adjustable rate	1,086.2	1,087.5	5.3%	1.7
Total Agency MBS	$1,421.0	$1,423.6	5.3%	1.7

Prime Residential Mortgage-Backed Securities (“RMBS”) Investment Portfolio

At September 30, 2007, Crystal River's prime RMBS portfolio totaled $144.6 million. The prime RMBS securities had an average credit rating of B. While these mortgages have and are expected to continue to perform well from a credit perspective, mark to market adjustments during the third quarter of 2007 totaled $(20.3) million.

Prime RMBS portfolio at September 30, 2007:

			Weighted Average
($ in millions)	Amortized Cost	Carrying Value	Book Yield	Term (yrs)
BBB	$15.0	$14.9	7.9%	3.1
BB	44.2	43.5	18.5%	4.1
B	67.5	66.3	23.7%	4.6
Not rated	19.9	19.9	66.1%	3.5
Total Prime RMBS	$146.6	$144.6	26.3%	4.1

Sub-prime RMBS Investment Portfolio

At September 30, 2007, Crystal River's sub-prime RMBS portfolio totaled $79.5 million. Of that amount, $60.5 million was from the 2005 vintage, $15.9 million from the 2006 vintage and $3.1 million from the 2007 vintage. The sub-prime RMBS securities had an average credit rating of BB+ . Mark to market adjustments during the third quarter of 2007 totaled $(36.2) million.

Sub-prime RMBS portfolio at September 30, 2007:

			Weighted Average
($ in millions)	Amortized Cost	Carrying Value	Book Yield	Term (yrs)
A	$19.7	$19.7	16.1%	2.3
BBB	29.0	29.0	20.9%	2.2
BB	30.7	30.8	13.2%	1.3
Total Sub-prime RMBS	$79.4	$79.5	16.7%	1.8

Other Investments

During the quarter, Crystal River sold approximately $15.7 million of its Aircraft ABS and its $23.7 million investment in the financing of British Airport Authority, a company that owns and operates several airports in Great Britain.

Stock Repurchase Plan

Following the implementation of a stock repurchase plan covering up to two million shares, Crystal River repurchased a total of 234,700 shares of its common stock at an average price of $15.56 and a total cost of $3.7 million through September 30, 2007, including 59,700 shares that settled after quarter-end.

Financing Details

During the quarter, Crystal River increased its cash position to $40.9 million, and had financing capacity in the form of secured and unsecured facilities and unencumbered assets. The Company has and will continue to work to match-fund assets and liabilities. As at September 30, 2007, 91.4% of Crystal River’s debt, excluding Agency MBS, has been term-financed through CDO debt, other term debt and funding facilities.

Subsequent to quarter-end, the funding facility from Brookfield Asset Management was amended to a secured facility at a revised rate of LIBOR plus 250 basis points, representing a rate reduction of 150 basis points from the previous facility.

The following table shows the Company’s available for sale assets, real estate loans and other investments as of September 30, 2007 and the different lines used to finance such assets, categorized by (i) CDO debt, (ii) other term debt, such as mortgage loans on commercial real estate and trust preferred securities, (iii) funding facilities, which include warehouse lines and term bank facilities, and (iv) reverse repurchase agreements:

	Assets		Debt
($ in millions)	Carrying Value		CDO Debt (1)	Other Term Debt		Funding Facilities (2)		Repurchase Agreements

CMBS	$468.0		$391.0	$	―	$	―	$57.0
Prime RMBS	144.6		65.0		―		7.7	9.9
Sub-prime RMBS	79.5		36.2		―		14.9	7.2
ABS	20.2		―		―		―	14.8
CDO Notes	―		―		―		5.6	―
Preferred stock	1.7		―		―		―	―
Real estate loans	212.9		15.2		100.5		―	―
Commercial real estate	236.9		―		219.4		―	―
Real Estate Finance Fund	34.6		―		―		37.3	―
Alternative investments	1.6		―		―		―	―
Trust preferred securities	―		―		51.6		―	―

Subtotal	$1,200.0		$507.4		$371.5		$65.5	$88.9

Agency MBS	1,423.6	(3)	―		―		―	1,422.2

Total	$2,623.6		$507.4		$371.5		$65.5	$1,511.1

(1) CDO debt has been allocated based upon the asset mix within the Company’s CDOs
(2) Related party repurchase agreement of $37.3 million reflected as funding facilities
(3) Excludes margin cash and securities sold but not yet settled at September 30, 2007

Adjusted Book Value

Due to the general widening of yield spreads and the resulting mark to market adjustments to the Company’s available for sale securities, GAAP common equity book value per share declined from $19.37 at June 30, 2007 to $12.29 at September 30, 2007. The majority of the assets with negative mark to market adjustments have been permanently financed in the Company’s two collateralized debt obligations (“CDOs”). Under current GAAP, the debt issued by the Company’s CDOs is not marked to market. However, the Company has determined that non-recourse CDO debt would have had approximately a $73.5 million, or $2.96 per share, positive impact on book value, had the CDO debt been marked to market. The following table shows the Company’s reconciliation of book value to adjusted book value and per share amounts based on the 24.8 million shares outstanding at September 30, 2007:

($ in millions)	Total	Per Share Amount
Stockholders’ equity	$305.2	$12.29
Add: Mark to market adjustments on CDO debt	73.5	2.96
Adjusted book value	$378.7	$15.25

Additional Information

The Company intends to file its Form 10-Q for the quarter ended September 30, 2007 with the Securities and Exchange Commission by Wednesday, November 14, 2007. Please read the Form 10-Q carefully as it contains Crystal River’s consolidated financial statements and footnotes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Form 10-Q will also be made available under the Investor Relations section of Crystal River’s website at www.crystalriverreit.com.

About Crystal River

Crystal River Capital, Inc. (NYSE: CRZ) is a specialty finance REIT. The Company invests in real estate related securities, such as commercial and residential mortgage-backed securities, commercial real estate, real estate loans and instruments, and other alternative asset classes. The Company focuses on opportunities across the entire real estate investment spectrum that are consistent with its goals of generating high current income and long-term capital appreciation.

Definition of Operating Earnings

This press release and accompanying financial information make reference to operating earnings on a total and per share basis. The Company considers its operating earnings to be income after operating expenses but before realized and unrealized gains and losses, hedge ineffectiveness, foreign currency exchange impact, loss on impairment of assets and commercial real estate depreciation and amortization. The Company believes operating earnings provides useful information to investors because it views operating earnings as an effective indicator of the Company’s profitability and financial performance over time. Operating earnings can and will fluctuate based on changes in asset levels, funding rates, available reinvestment rates, expected losses on credit sensitive positions and the return on the Company’s investments as the underlying assets are carried at estimated fair market value. The Company provides the components of operating earnings and a full reconciliation from net income (loss) to operating earnings with the financial statements accompanying this press release. Operating earnings is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Definition of Net Investment Income

This press release and accompanying financial information make reference to net investment income on a total and per share basis. The Company considers its net investment income to be total revenues including income from equity investments less interest expense. The Company provides the components of net investment income with the financial statements accompanying this press release. Net investment income is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Definition of Estimated REIT Taxable Income

Estimated REIT taxable income is a non-GAAP financial measure and does not purport to be an alternative to net income determined in accordance with GAAP as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Estimated REIT taxable income excludes the undistributed taxable income of Crystal River’s domestic taxable REIT subsidiary. This non-GAAP financial measure is important to Crystal River and its stockholders because, as a real estate investment trust, we are required to pay substantially all of our REIT taxable income in the form of distributions to our stockholders and estimated REIT taxable income is an effective indicator of the total amount of REIT taxable income available for distributions. Because not all REITs use identical calculations, this presentation of estimated REIT taxable income may not be comparable to other similarly titled measures prepared and reported by other companies. The Company provides a full reconciliation from net loss to estimated REIT taxable income with the financial statements accompanying this press release.

Definition of Adjusted Book Value

This press release and accompanying financial information make reference to adjusted book value on a total and per share basis. The Company considers its adjusted book value to be stockholders’ equity including mark to market adjustments on CDO debt and considers this non-GAAP measure important because it reflects the Company’s book value with the assets and liabilities of its CDOs marked to market. The Company provides the components of adjusted book value with the financial statements accompanying this press release. Adjusted book value is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Forward-Looking Information

This news release, and our public documents to which we refer, contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," “should,” “intend,” or similar terms or variations on those terms or the negative of those terms. Although we believe that the expectations contained in any forward-looking statement are based on reasonable assumptions, we can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of mortgage-backed securities and other targeted investments for purchase and origination, the availability and cost of capital for financing future investments and, if available, the terms of any such financing, changes in the market value of our assets, future margin reductions and the availability of liquid assets to post additional collateral, changes in business conditions and the general economy, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes and other risks disclosed from time to time in our filings with the Securities and Exchange Commission. For more information on the risks facing the Company, see the risk factors in Exhibit 99.1 to our Form 10-Q for the period ended June 30, 2007, filed with the SEC on August 14, 2007. We do not undertake, and specifically disclaim any obligation, to publicly release any update or supplement to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

COMPANY CONTACT
Marion Hayes
Investor Relations
Crystal River Capital, Inc.
(212) 549-8413
mhayes@crystalriverreit.com
[CRZ-F]

Condensed Consolidated Balance Sheets

	September 30,	June 30,	December 31,
	2007	2007	2006
(in thousands, except share and per share data)	(unaudited)	(unaudited)

ASSETS
Available for sale securities, at fair value	$2,137,660	$3,206,870	$3,342,608
Real estate loans	212,942	265,904	237,670
Commercial real estate, net	236,903	212,219	―
Other investments	36,193	58,661	20,133
Intangible assets	82,229	79,575	―
Cash and cash equivalents	40,890	19,671	39,023
Restricted cash	77,581	89,295	79,483
Receivables	36,740	45,402	28,143
Due from broker	41,178	85,908	―
Prepaid expenses and other assets	916	1,244	1,791
Deferred financing costs, net	11,598	11,598	4,929
Derivative assets	6,721	30,942	20,865

Total Assets	$2,921,551	$4,107,289	$3,774,645

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and cash collateral payable	$3,027	$6,819	$11,486
Due to Manager	1,302	1,730	2,040
Due to broker	―	100,971	94,881
Dividends payable	16,910	17,025	16,514
Intangible liabilities	79,276	72,395	―
Repurchase agreements	1,539,259	2,475,672	2,723,643
Repurchase agreement, related party	37,319	40,806	144,806
Collateralized debt obligations	507,405	512,012	194,396
Junior subordinated notes held by trust that issued trust preferred securities	51,550	51,550	―
Mortgage payable	219,380	198,500	―
Senior mortgage-backed notes	100,477	101,116	―
Interest payable	11,401	20,890	19,417
Derivative liabilities	49,062	23,415	11,148

Total Liabilities	2,616,368	3,622,901	3,218,331

Commitments and contingencies	―	―	―

Stockholders’ Equity
Preferred Stock, par value $0.001 per share;100,000,000 shares
authorized, no shares issued and outstanding	―	―	―
Common stock, $0.001 par value, 500,000,000 shares
authorized, 24,829,245, 25,004,245 and 25,021,800 shares issued and outstanding, respectively	25	25	25
Additional paid-in capital	564,591	567,000	566,285
Accumulated other comprehensive income (loss)	(89,793)	(23,842)	13,212
Dividends declared in excess of results of operations	(169,640)	(58,795)	(23,208)

Total Stockholders’ Equity	305,183	484,388	556,314

Total Liabilities and Stockholders’ Equity	$2,921,551	$4,107,289	$3,774,645

Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended			Nine months ended
(in thousands, except share and per share data)	Sept. 30, 2007	June 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006

Revenues
Interest income – available for salesecurities	$52,945	$50,823	$50,510	$153,972	$129,428
Interest income – real estate loans	4,512	4,404	2,582	13,241	7,671
Other Interest and dividend income	2,220	2,276	2,535	7,196	5,007
Total interest and dividend income	59,677	57,503	55,627	174,409	142,106
Rental income, net	4,998	5,110	―	10,656	―
Total revenues	64,675	62,613	55,627	185,065	142,106

Expenses
Interest expense	41,840	41,993	39,452	123,968	99,728
Management fees, related party	1,416	1,828	2,164	5,597	5,476
Professional fees	857	1,204	835	2,843	2,349
Depreciation and amortization	2,816	2,798	―	5,925	―
Incentive fees	―	―	―	124	―
Insurance expense	265	325	115	672	306
Directors’ fees	173	178	82	513	318
Public company expense	225	161	―	457	―
Commercial real estate expenses	333	344	―	677	―
Other expenses	105	206	88	401	338
Total expenses	48,030	49,037	42,736	141,177	108,515

Other revenues (expenses)
Realized net gain (loss) on sale of securities available for sale, real estate loans and other investments	(2,502)	(440)	898	(1,322)	(769)
Realized and unrealized gain (loss) on derivatives	(27,724)	(4,776)	(1,303)	(41,101)	6,147
Impairments on available for sale securities	(81,293)	(22,058)	(865)	(103,986)	(7,790)
Foreign currency exchange gain	(459)	4,249	(315)	4,292	1,560
Income from equity investments	741	589	―	2,179	―
Other	658	(214)	(51)	586	(32)
Total other expenses	(110,579)	(22,650)	(1,636)	(139,352)	(884)

Net income (loss)	$(93,934)	$(9,074)	$11,255	$(95,464)	$32,707

Net income (loss) per share – basic and diluted	$(3.76)	$(0.36)	$0.50	$(3.82)	$1.71
Weighted average number of shares outstanding:
Basic and diluted	24,995,885	25,029,782	22,422,507	25,023,058	19,166,846
Dividends declared per share of common stock	$0.68	$0.68	$0.60	$2.04	$2.05

Net Investment Income (Unaudited)

	Three months ended			Nine months ended
(in thousands, except share and per share data)	Sept. 30, 2007	June 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006

Total interest and dividend income	$59,677	$57,503	$55,627	$174,409	$142,106
Rental income, net	4,998	5,110	―	10,656	―
Income from equity investments	741	589	―	2,179	―
Interest expense	(41,840)	(41,993)	(39,452)	(123,968)	(99,728)

Net investment income	$23,576	$21,209	$16,175	$63,276	$42,378
Net investment income per share	$0.94	$0.85	$0.72	$2.53	$2.21
Weighted average number of shares outstanding:
Basic and diluted	24,995,885	25,029,782	22,422,507	25,023,058	19,166,846

Reconciliation of Net Income (Loss) to Operating Earnings (Unaudited)

	Three months ended			Nine months ended
(in thousands, except share and per share data)	Sept. 30, 2007	June 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006

Net income (loss)	$(93,934)	$(9,074)	$11,255	$(95,464)	$32,707
Realized net gain (loss) on sale of securities available for sale, real estate loans and other investments	2,502	440	(898)	1,322	769
Realized and unrealized (gain) loss on derivatives	27,724	4,776	1,303	41,101	(6,147)
Impairments on available for sale securities	81,293	22,058	865	103,986	7,790
Foreign currency exchange gain	459	(4,249)	315	(4,292)	(1,560)
Depreciation and amortization	2,816	2,798	―	5,925	―
Other	(658)	214	51	(586)	32

Operating earnings	$20,202	$16,963	$12,891	$51,992	$33,591
Operating earnings per share	$0.81	$0.68	$0.57	$2.08	$1.75
Weighted average number of shares outstanding:
Basic and diluted	24,995,885	25,029,782	22,422,507	25,023,058	19,166,846

Comprehensive Loss (Unaudited)

(in thousands)	Three months ended September 30, 2007	Nine months ended September 30, 2007

Net loss	$(93,934)	$(95,464)

Net unrealized holdings loss on securities available for sale	(39,683)	(90,157)
Unrealized loss on cash flow hedges	(27,900)	(11,200)
Deferred gain (loss) on settled cash flow hedges	2,526	68
Amortization of net gains on cash flow hedges into net income	(894)	(1,716)
Comprehensive loss	$(159,885)	$(198,469)

Reconciliation of Net Loss to Estimated REIT Taxable Income (Unaudited)

(in thousands, except share and per share data)	Three months ended September 30, 2007	Nine months ended September 30, 2007

GAAP net loss	$(93,934)	$(95,464)

Adjustments to GAAP net loss:
Net loss of taxable REIT subsidiary	9,957	15,936
Share based compensation	(55)	478
Net tax adjustments related to interest income	(1,418)	1,984
Book derivative loss in excess of tax loss	17,320	24,165
Realized tax losses in excess of book losses	1,719	1,185
Impairment losses not deductible for tax purposes	81,293	103,986
Rent escalation	(249)	(497)
Foreign currency	4,751	―
Other	190	164
Net adjustments from GAAP net loss to estimated REIT taxable income	113,508	147,401
Estimated REIT taxable income	19,574	51,937
Weighted average number of shares outstanding:
Basic and diluted	24,995,885	25,023,058
Estimated REIT taxable income per share of common stock	$0.78	$2.08